Exhibit (b)(1)

Execution Version

BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP

BLACKSTONE HOLDINGS FINANCE CO. L.L.C.
345 Park Avenue
New York, NY 10154

June 15, 2026

Beacon DC Limited

Attention:	Adam Karkowsky
Address:	59 Maiden Lane Fl 43
New York, NY 10038
Telephone:	[Redacted]
Email:	[Redacted]

Attention:	Joseph Brecher
Address:	59 Maiden Lane Fl 43
New York, NY 10038
Telephone:	[Redacted]
Email:	[Redacted]

Attention:	Jorden Zanazzi
Address:	59 Maiden Lane Fl 43
New York, NY 10038
Telephone:	[Redacted]
Email:	[Redacted]

Project Beacon
Incremental Term Loan Facility
Commitment Letter

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of December 4, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Beacon DC Limited, a private limited company incorporated and registered in England and Wales with registered number 16708914 (the “Borrower” or “you”), ANV Group Holdings Ltd., a private limited company incorporated and registered in England and Wales with registered number 16708655 (“Holdings”), the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent and collateral agent (the “Administrative Agent”).

You have advised Blackstone Alternative Credit Advisors LP (on behalf of funds, accounts and clients managed, advised or sub-advised by it or its affiliates “Blackstone Credit”) and Blackstone Holdings Finance Co. L.L.C. (“Blackstone Finance” and, together with Blackstone Credit, “Blackstone” and the “Commitment Parties”, “us” or “we”) that you intend to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

You have further advised us that, in connection therewith, it is intended that the financing for the Transactions will consist of a senior secured Incremental Term Loan Facility (the “Incremental Term Loan Facility” and such loans made thereunder, the “Incremental Term Loans”), which will be funded on the Closing Date (as defined below), in the quantum and currency and on the terms and subject only to the conditions described herein and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Amendment and Incremental Term Sheet”).

1.             Commitments

In connection with the Transactions, and subject solely to the Exclusive Funding Conditions (as defined below) each of the Commitment Parties (in such capacity, each an “Initial Incremental Lender” and collectively, the “Initial Incremental Lenders”) is pleased to advise you of its several, but not joint and several, commitment to provide the percentage of the entire aggregate principal amount of the Incremental Term Loan Facility set forth opposite their name on Schedule 1 hereto (as such schedule may be amended or supplemented in accordance with the terms of this Commitment Letter) upon the terms expressly set forth in this Commitment Letter.

2.             [Reserved]

3.             [Reserved]

4.             Information

You hereby represent and warrant that, and with respect to the Borrower, or its respective operations and assets, that, (a) all written factual information (other than projections, budgets, estimates, forward looking statements and information of a general economic or industry-specific nature or any reports prepared by third parties) concerning the Transactions, you or Holdings or your or its subsidiaries and with respect to such information relating to the Target and its subsidiaries, to your knowledge (the “Information”), that has been or will be made available to us by you or your representatives in connection with the transactions contemplated hereby, when taken as a whole and as supplemented or updated, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto), and (b) the projections (the “Projections”) that have been or will be made available to us by you or your representatives on your behalf in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by the Commitment Parties that (i) such Projections are as to future events and are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond your control and (ii) no assurance can be given that any particular financial projections will be realized, and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material).

You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence are incorrect in any material respect if the Information or Projections were being furnished and such representations and warranties were being made at such time, then you will (or prior to the Closing Date with respect to Information and Projections relating to the Target and its subsidiaries, subject to any applicable limitations on your rights as set forth in the Acquisition Agreement, use commercially reasonable efforts to) promptly supplement the Information and the Projections so that such representations are correct, in all material respects, under those circumstances.

The accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the obligations of the Commitment Parties hereunder unless the inaccuracy results in an express condition hereunder otherwise not having been satisfied. You understand that in providing and arranging the Incremental Term Loan Facility we may use and rely on the Information and the Projections without independent verification thereof, and we do not assume responsibility for the accuracy or completeness of the Information or the Projections.

5.             Fees

As consideration for the commitments and agreements of the Commitment Parties hereunder and the initial funding and availability, as applicable, of all of the Incremental Term Loan Facility on the Closing Date, you agree to pay or cause to be paid the nonrefundable compensation described the fee letter dated as of the date hereof (the “Incremental Facility Fee Letter”), in each case on the terms and subject to the conditions expressly set forth therein. Notwithstanding anything to the contrary herein or otherwise, if the Closing Date does not occur, no fees, costs or expenses (other than amounts payable pursuant to clause (a) in the first paragraph of Section 7 below), will be payable or reimbursable by you pursuant to this Commitment Letter, the Incremental Facility Fee Letter or any other agreement entered into between you and the Commitment Parties and/or any of their respective affiliates with respect to the Incremental Term Loan Facility (other than the fees described in the Incremental Facility Fee Letter, solely to the extent any such fee would be required to be paid pursuant to the terms of the Incremental Facility Fee Letter).

6.             Conditions

Each Initial Incremental Lender’s obligation to make the Incremental Term Loans (as applicable) to the Borrower thereunder on the Closing Date are subject solely to the satisfaction by the Borrower (or waiver by the applicable Initial Incremental Lenders) of the conditions set forth in this Section 6 and in the Summary of Conditions attached hereto as Exhibit C (collectively, the “Exclusive Funding Conditions”). For the purposes of this Commitment Letter and the Incremental Facility Fee Letter, “Closing Date” shall mean the date of the execution of the Amendment and the funding of the Incremental Term Loan. There shall be no conditions to the provision of commitments or the funding of the Loans under the amendment to the Credit Agreement (the “Amendment”) other than those expressly referred to in this Section 6.

7.             Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Parties, the Administrative Agent, their respective affiliates, their respective funds and/or accounts under management by or advised by any of them, and controlling persons and the respective directors, officers, employees, members, partners, trustees, advisors, agents and other representatives of each of the foregoing and their respective successors (each, an “indemnified person”) in accordance with the indemnity obligations of the Borrower set forth in Section 9.03 of the Credit Agreement as if each such indemnified person were a “Lender” thereunder or an affiliate thereto, which shall extend to this Commitment Letter, the Incremental Facility Fee Letter, the transactions contemplated hereby and under the Amendment, the Incremental Term Loan Facility, the Loan Documents, the use or intended use of the proceeds of the Incremental Term Loan Facility and the preparation, negotiation, execution and delivery of the Amendment, the Incremental Facility Fee Letter and the other Loan Documents and (b) only if Closing Date occurs, to reimburse the Commitment Parties and the Initial Incremental Lenders from time to time, upon presentation of a reasonably detailed summary statement, for all reasonable documented out-of-pocket expenses (including but not limited to expenses of our due diligence investigation, fees of consultants hired with your prior written consent (such consent not to be unreasonably withheld or delayed), travel expenses and fees, disbursements and other charges of Latham & Watkins LLP, as counsel to the Administrative Agent and the Commitment Parties, and of a single firm of local counsel to the Commitment Parties in each Covered Jurisdiction and any other appropriate jurisdiction retained with your prior written consent (such consent not to be unreasonably withheld or delayed) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior written consent (not to be unreasonably withheld or delayed), of another firm of counsel (and local counsel, if applicable) for such affected Indemnified Person)), in each case, incurred in connection with the Incremental Term Loan Facility and the preparation, negotiation and enforcement of this Commitment Letter, the Incremental Facility Fee Letter, the Amendment, the other Loan Documents and any ancillary documents or security arrangement in connection therewith; provided, that the foregoing indemnity will not, as to any indemnified person, apply to any losses, claims, damages, liabilities or related expenses to the extent any such losses, claims, damages, liabilities or expenses to the extent they arise from (i) the willful misconduct, bad faith or gross negligence of such indemnified person (or any such indemnified person’s controlled affiliates or controlling persons or the respective directors, officers, employees, partners, advisors, trustees, agents or other representatives of each of the foregoing) as determined in a final, non-appealable judgment of a court of competent jurisdiction, (ii) the material breach of this Commitment Letter or the Incremental Facility Fee Letter by any indemnified person (or any such indemnified person’s controlled affiliates or controlling persons or the respective directors, officers, employees, partners, advisors, trustees, agents or other representatives of each of the foregoing) as determined in a final, non-appealable judgment of a court of competent jurisdiction or (iii) any disputes solely among indemnified persons and not arising out of any act or omission of the Sponsor or any of its controlled affiliates and associated funds, the Borrower or any of its affiliates. All payments under this Commitment Letter shall be made free and clear of any set-off, claims or withholding or other applicable taxes and shall be made in U.S. Dollars in New York.

8.             Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that each Commitment Party (and its affiliates or controlled funds) may provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies in respect of which you may have conflicting interests. In addition, consistent with the Commitment Parties’ policy to hold in confidence the affairs of its customers, neither the Commitment Parties (nor any of its affiliates) will furnish confidential information (i) obtained from Holdings, you, the Sponsor, any other Investor or your or their respective affiliates or controlled funds and representatives or (ii) otherwise obtained by virtue of the Transactions contemplated hereby to any of their other clients (or to clients of their affiliates) or in connection with the performance by such Commitment Party and its affiliates of services for its other clients (or for clients of their affiliates or controlled funds). You also acknowledge that each Commitment Party and its affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of us and (c) you will not claim that the Commitment Parties (in their capacity as such), the Initial Incremental Lenders (in their capacity as such) or any of their respective applicable affiliates, as the case may be, owe a fiduciary or similar duty to you or your affiliates, in connection with the transactions contemplated by this Commitment Letter or the process leading thereto. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and we shall have no responsibility or liability to you with respect thereto.

You further acknowledge and agree that (a) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (b) you have been advised that each Commitment Party and its affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you or your affiliates, (c) we are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby) and you have consulted your own legal, accounting, regulatory, investment and tax advisors to the extent you have deemed appropriate and you are not relying on the Commitment Parties for such advice and (d) none of the Commitment Parties or its affiliates has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in the Incremental Facility Fee Letter or in any other express writing executed and delivered by any the Commitment Parties and the Borrower and/or Holdings. Any review by us of the Borrower, Holdings, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the transactions contemplated by this Commitment Letter and the process leading thereto.

9.             Confidentiality

This Commitment Letter and the Incremental Facility Fee Letter, in each case, is delivered to you on the understanding that neither this Commitment Letter nor the Incremental Facility Fee Letter nor any of their exhibits, attachments or terms shall be disclosed, directly or indirectly by you, to any other person except (a) to the extent the Commitment Parties consent to such proposed disclosure (such consent not to be unreasonably withheld, conditioned or delayed), (b) to the Sponsor and any Investor or other co-investor or potential Investor or co-investor, and your and their respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, professionals, accountants, auditors, agents, advisors and other experts on a confidential and need-to-know basis (provided that, any disclosure of the Incremental Facility Fee Letter or its respective terms or substance under this clause (b) shall be redacted in respect of the fee amounts, percentages and basis points of compensation set forth therein unless the Commitment Parties otherwise consent), in any legal, judicial or administrative proceeding or other compulsory process or as otherwise required by applicable law, rule or regulation or as requested by any court, any governmental authority or any administrative agency (in which case you agree, (i) to the extent practicable and permitted by law, rule or regulation, to inform us promptly thereof and (ii) to use commercially reasonable efforts to ensure that such confidential information is afforded confidential treatment), (d) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter, the Incremental Facility Fee Letter or the Amendment or any action or proceeding related to this Commitment Letter, the Incremental Facility Fee Letter or the Amendment, (e) the aggregate economics of the Incremental Facility Fee Letter may be disclosed solely as part of projections, pro forma information, generic disclosure of aggregate sources and uses, any proxy or other public filing and customary accounting purposes, (f) pursuant to any public or regulatory filing related to the transactions contemplated hereby to the extent reasonably necessary to be so disclosed therein (as determined by you) or in connection with any public disclosure requirement and you agree to use commercially reasonable efforts to ensure that such confidential information is afforded confidential treatment and (g) to the extent that such terms become publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder. The foregoing restrictions shall cease to apply after the Amendment has been executed and delivered by the parties hereto (other than with respect to any economics referenced in the Incremental Facility Fee Letter) and in any event shall terminate two years following the date hereof.

The Commitment Parties shall treat confidentially all information received by them from you, the Sponsor, any other Investor or your or their respective affiliates and representatives in connection with the transactions contemplated hereby and only use such information for the purposes of providing the services contemplated by this Commitment Letter and shall treat confidentiality, together with the terms and substance of this Commitment Letter and the Incremental Facility Fee Letter, all such information in accordance with the confidentiality provisions set forth in Section 9.13 of the Credit Agreement, which shall extend to this Commitment Letter, the Incremental Term Loan Facility and the preparation, execution and delivery of the Amendment; provided that for purposes of such Section 9.13, this Commitment Letter shall constitute a “Loan Document” and each Initial Incremental Lender shall constitute a “Lender” under the Credit Agreement. For the avoidance of doubt, after the Closing Date, we may disclose the existence of the Incremental Term Loan Facility to market data collectors and similar service providers to the lending industry in connection with the administration and management of the Incremental Term Loan Facility.

10.           Miscellaneous

This Commitment Letter and the Incremental Facility Fee Letter shall not be assignable by any party hereto without the prior written consent of the other parties hereto (and any purported assignment without such consent shall be null and void) (except that Blackstone or any Initial Incremental Lender may assign all or a portion of its rights and obligations hereunder and under the Incremental Facility Fee Letter to one or more of funds, accounts or clients managed, advised or sub-advised by it or its affiliates without any consent required from any other person; provided, however, that, such assignment shall not relieve Blackstone or the relevant Initial Incremental Lender (as applicable) of its respective rights and obligations set forth herein or the Incremental Facility Fee Letter (as applicable) unless such assignee has executed and delivered customary joinder documentation with respect to this Commitment Letter and the Incremental Facility Fee Letter (as applicable)), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein, except to the extent that you and we otherwise agree in writing. The Commitment Parties and its affiliated Initial Incremental Lender shall be liable solely in respect of its own commitment to the Incremental Term Loan Facility on a several, and not joint, basis with any other Commitment Party or any other Initial Incremental Lender. Any and all obligations of, and services to be provided by, each Commitment Party hereunder may be performed and any and all rights of any Commitment Party hereunder may be exercised by or through any of its affiliates, branches, controlled funds, accounts or clients managed, advised or sub advised by it or its affiliates; provided that no Commitment Party shall be relieved of any of its obligations hereunder in the event any affiliate, branch, controlled fund, account or clients managed, advised or sub advised by it or its affiliates through which it shall perform its obligations shall fail to perform the same in accordance with the terms hereof and the relevant Commitment Party must retain exclusive control over all rights and obligations with respect to its commitment prior to the Closing Date. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. The words “execute,” “execution,” “signed,” “signature,” and words of like import in this Commitment Letter shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Commitment Letter and the Incremental Facility Fee Letter supersede all prior understandings, whether written or oral, among us with respect to the Incremental Term Loan Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. Each of the parties hereto agrees that (i) this Commitment Letter, if accepted by you as provided below, is a binding and enforceable agreement with respect to the subject matter herein, including an agreement to negotiate in good faith the Amendment, notwithstanding that the funding of the Incremental Term Loan Facility is subject solely to certain conditions, including the execution and delivery of the Amendment as provided in this Commitment Letter and (ii) the Incremental Facility Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein. Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

Each of the parties hereto irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan in the City of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court from any thereof, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Incremental Facility Fee Letter or the performance of services hereunder or thereunder or for recognition or enforcement of any judgment and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, in such federal court; provided, however, that the Commitment Parties shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be held over you or your property, and (b) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to any of the parties hereto at the applicable addresses above shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive, to the fullest extent you and we may legally and effectively do so, any objection to the laying of venue of any such suit, action or proceeding brought in any court in accordance with clause (a) of the first sentence of this paragraph and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. YOU AND WE HEREBY IRREVOCABLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY, THIS COMMITMENT LETTER OR THE Incremental Facility FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Commitment Party or such Initial Incremental Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and the Initial Incremental Lenders.

The indemnification, reimbursement (solely as provided in clause (a) of the first paragraph in Section 7), compensation (if applicable in accordance with the terms of the Incremental Facility Fee Letter), jurisdiction, waiver of jury trial, service of process, venue, governing law, sharing of information, no agency or fiduciary duty and confidentiality provisions contained herein and in the Incremental Facility Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter (other than (i) the confidentiality obligations, which shall terminate in accordance with their respective terms, and (ii) your understandings and agreements regarding no agency or fiduciary duty, which shall survive) shall automatically terminate and be superseded by the provisions of the Amendment (which in the case of expense and indemnity provisions with respect to the Commitment Parties are effective from the date of this Commitment Letter) upon the initial funding thereunder and the payment of all amounts owed pursuant to this Commitment Letter and the Incremental Facility Fee Letter on the Closing Date, and you shall automatically be released from all liability in connection therewith at such time. You may terminate the Initial Incremental Lenders’ commitments hereunder at any time subject to the provisions of the preceding sentence.

Borrower certifies to Blackstone (on behalf of the Lenders (as defined in the Credit Agreement) and the Initial Incremental Lenders) that, on the date of the Acquisition Agreement, (i) no Event of Default has occurred and is continuing and each of the representations and warranties contained in the Loan Documents are true and correct in all material respects (except (a) with respect to representations and warranties expressly made as of an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date and (b) that if any such representation or warranty contains any materiality qualifier, such representation or warranty are true and correct in all respects) and (ii) in connection with the incurrence of the Incremental Term Loan Facility in connection with this Limited Condition Acquisition, the Borrower has elected, pursuant to and in accordance with Section 2.22(i)(ii) of the Credit Agreement, to have the relevant ratios and baskets (including, the First Lien Leverage Ratio (as defined in the Credit Agreement)) determined, and any Default or Event of Default blocker tested, as of the date of the Acquisition Agreement, calculated as if the Acquisition and other pro forma events in connection therewith were consummated on such date. The Borrower further certifies to Blackstone (on behalf of the Lenders (as defined in the Credit Agreement) and the Initial Incremental Lenders) that, as of the date of the Acquisition Agreement, (a) the First Lien Leverage Ratio, calculated on a Pro Forma Basis giving effect to such Acquisition and other pro forma events in connection therewith (including the incurrence of the Incremental Term Loan Facility and the application of the proceeds thereof, without “netting” the cash proceeds of the Incremental Term Loan Facility (and determined on the basis of the financial statements for the most recently ended Test Period (as defined in the Credit Agreement))), would not exceed 6.50:1.00 and (b) no Default or Event of Default existed as of such date; provided, that if such ratio or basket is exceeded as a result of fluctuations in such ratio or basket (including due to fluctuations of the Target) on the date of or prior to the consummation of the Acquisition, such ratios and baskets will not be deemed to have been exceeded as a result of such fluctuations.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Incremental Facility Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Incremental Facility Fee Letter not later than 11:59 p.m., New York City time, on June 15 2026 (such date of acceptance, the “Countersign Date”). This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. Upon execution and delivery of this Commitment Letter and the Incremental Facility Fee Letter by you at or prior to such time, we agree to hold our commitments to provide the Incremental Term Loan Facility and our other undertakings in connection therewith available for you until the earliest to occur of (i) 11:59 p.m. New York City Time, on the Outside Date (as defined in the Acquisition Agreement as in effect on the date of this Commitment Letter) (ii) after execution of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement by you or with your written consent in accordance with its terms, (iii) the consummation of the Acquisition with or without the use of the Incremental Term Loan Facility, and (iv) the due execution and delivery by the Borrower and the Commitment Parties of the Incremental Term Loan Facility Documentation and the funding of the Incremental Term Loan Facility (the earliest of such date, the “Expiration Date”), then this Commitment Letter (including the exhibits hereto) and our commitments hereunder shall automatically terminate without further action or notice and without further obligation to you unless we shall, in our sole discretion, agree to an extension.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP

By:	[Redacted]
Name:	[Redacted]
Title:	Authorized Signatory

BLACKSTONE HOLDINGS FINANCE CO. L.L.C.

By:	[Redacted]
Name:	[Redacted]
Title:	Managing Director and Treasurer

[Project Beacon - Commitment Letter Signature Page]

BEACON DC LIMITED

By:	[Redacted]
Name: [Redacted]
Title: Director

[Project Beacon - Commitment Letter Signature Page]

SCHEDULE 1

Incremental Term Loan Facility Commitments

Initial Incremental Lenders	Commitment Amount
BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP	$232,985,692.04
BLACKSTONE HOLDINGS FINANCE CO. L.L.C.	$17,014,307.96
Total	$250,000,000.00

11

EXHIBIT A

TRANSACTION DESCRIPTION

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in (i) the other Exhibits to the Commitment Letter to which this Exhibit A is attached, (ii) the Commitment Letter or (iii) the Credit Agreement, as applicable.

The Borrower intends to consummate the Acquisition (as described below). In connection with the foregoing, it is intended that:

a)	ANV Group Holdings Ltd., a private limited company incorporated under the laws of England and Wales (“Acquiror”), through Lakers Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), will acquire Open Lending Corporation, a Delaware corporation (the “Target”) by means of a cash tender offer for the issued and outstanding shares of common stock of the Target (“Offer”), followed by a merger of Merger Sub with and into the Target under Section 251(h) of the General Corporation Law of the State of Delaware (the “Merger” and, together with the Offer, the “Acquisition”) with the Target surviving the Merger as an indirect wholly owned subsidiary of Acquiror, pursuant to that certain Agreement and Plan of Merger, dated as of June 15, 2026 (together with all exhibits and schedules thereto, as amended, restated, supplemented or otherwise modified, in each case in accordance with the terms and conditions of this Commitment Letter, collectively, the “Acquisition Agreement”), by and among the Acquiror, Merger Sub and the Target.

b)	In connection with the Acquisition, the existing indebtedness of the Target under that certain Credit Agreement, dated as of March 19, 2021, among the Target, Wells Fargo Bank, N.A., as administrative agent, and the financial institutions party thereto as lenders (as amended, supplemented, modified, restated, refinanced or replaced from time to time, the “Existing Target Credit Agreement”) will be repaid in full and all related liens released, in each case substantially concurrently with the consummation of the Acquisition (the “Refinancing”).

c)	The Borrower will obtain an Incremental Term Loan Facility in the quantum and currency described in the Commitment Letter, on the terms and subject solely to the conditions described in Section 6 to the Commitment Letter.

d)	Holdings will (x) receive proceeds from the sale of equity securities pursuant to the terms of that certain Equity Financing Commitment Letter, as of the date hereof, between Holdings and the financial institutions party thereto (the “Equity Commitment Letter”) in an aggregate amount not less than the amount specified in the Equity Commitment Letter as in effect on the date hereof and (y) contribute such proceeds shall be to the Borrower in the form of cash common equity (the “Equity Financing”).

e)	The proceeds of the Incremental Term Loan Facility, the Equity Financing and cash on hand of the Borrower, if applicable, will be applied to (i) the consideration paid for the Acquisition and any other payments required to be made on the Closing Date under the Acquisition Agreement, (ii) the repayment in full of all outstanding obligations under the Existing Target Credit Agreement in accordance with the Acquisition Agreement, and (iii) the fees, premiums, costs and expenses incurred in connection with the Transactions (such fees, premiums, costs and expenses, the “Transaction Costs”) (the amounts set forth in clauses (i) (ii) and (iii) above, collectively, the “Acquisition Costs”).

The transactions described above (including payment of the Acquisition Costs) are collectively referred to herein as the “Transactions”.

A-1

EXHIBIT B

AMENDMENT AND INCREMENTAL TERM SHEET

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter (including all exhibits) to which this term sheet is attached

Borrower:	Beacon DC Limited, a private limited company incorporated and registered in England and Wales with registered number 16708914.
Holdings:	ANV Group Holdings Ltd., a private limited company incorporated and registered in England and Wales with registered number 16708655.
Transactions:	As set forth in Exhibit A to the Commitment Letter. For the avoidance of doubt, it is understood and agreed by the Borrower, Blackstone, the Lenders (as defined in the Credit Agreement) and the Initial Incremental Lenders that the Acquisition shall be treated as and shall be deemed to be a Limited Condition Acquisition (as defined in the Credit Agreement) notwithstanding that the Expiration Date may exceed 120 days from the date of signing of the Acquisition Agreement.
Agent:	Same as Credit Agreement.
Incremental Term Loan Facility Documentation:	The Commitment Letter, the Incremental Facility Fee Letter, the final documentation with respect to the Incremental Term Loan Facility and the Amendment.
Facility:	Incremental Term Loan Facility: A senior secured Incremental Term Loan Facility with an aggregate principal amount of up to USD250 million (the “Incremental Term Loan Facility” and such loans, the “Incremental Term Loans”). The Incremental Term Loans will be available to the Borrower in USD.
Purpose:	The proceeds of borrowings under the Incremental Term Loan Facility will be used by the Borrower on the Closing Date to effect the Transactions, and to pay fees and expenses related to the Transactions.
Availability:	The Incremental Term Loan Facility will be available to be funded in a single drawing on the Closing Date. Amounts borrowed under the Incremental Term Loan Facility that are repaid or prepaid may not be re-borrowed.
Interest Rates and Fees:

With respect to Incremental Term Loans, (i) 4.75% in the case of the SOFR Rate Spread (as defined in the Credit Agreement) and (ii) 3.75% in the case of the ABR Spread (as defined in the Credit Agreement).

The interest rate applicable to Initial Term Loans will remain unchanged.

Default Rate:	Same as the Initial Term Loans.

Final Maturity and Amortization:	Same as the Initial Term Loans.
Guarantees:	As provided and otherwise required under the Credit Agreement.
Security:	As provided and otherwise required under the Credit Agreement.
Mandatory Prepayments:	Same as the Credit Agreement.
Voluntary Prepayments and Reductions in Commitments:	Same as the Credit Agreement.
Call Premium:

With respect to Incremental Term Loans, in the event that, on or prior to the date that is 24 months after the Closing Date (as defined in the Credit Agreement prior to the Amendment going into effect), a Prepayment Event (as defined below) occurs, the Borrower shall be required to pay a premium of (i) if such Prepayment Event occurs on or prior to the date that is 12 months after the Closing Date, 2.00% of the aggregate principal amount of the Incremental Term Loans so prepaid, repaid, refinanced, substituted or replaced and (ii) if such Prepayment Event occurs on or prior to the date that is 24 months after the Closing Date, 1.00% of the aggregate principal amount of the Incremental Term Loans so prepaid, repaid, refinanced, substituted or replaced; provided that, notwithstanding the foregoing, no such premium shall be payable in connection with a transaction resulting in a Change of Control (as defined in the Credit Agreement), a Qualifying IPO (as defined in the Credit Agreement) or any payments made with internally generated cash.

“Prepayment Event” means any prepayment or repayment of the Incremental Term Loans (a) pursuant to Sections 2.11(a) or 2.11(b)(iii) of the Credit Agreement or (b) after the taking of any actions pursuant to Section 7.01 of the Credit Agreement.

MFN:	Same as the Initial Term Loans in the Credit Agreement.
Representations and Warranties:	Same as the Credit Agreement.
Affirmative Covenants:	Same as the Credit Agreement.
Negative Covenants:	Same as the Credit Agreement but updated to exclude the Equity Financing and any other equity contributions made in connection with the Transactions from the relevant equity builder baskets.

Financial Covenant:	Same as the Credit Agreement but updated to exclude from any equity cure the proceeds of the Equity Financing and any other equity contributions made in connection with the Transactions.
Events of Default:	Same as the Credit Agreement but updated to exclude any equity contributions made in connection with the Transactions from the equity cure.
Governing Law and Forum:	New York.
Counsel to the Lenders:	Latham & Watkins LLP

EXHIBIT C

SUMMARY OF CONDITIONS

The availability of the Incremental Term Loan Facility shall be subject solely to the satisfaction or waiver by the Commitment Parties of the following conditions. Capitalized terms used but not defined in this Exhibit shall have the respective meanings set forth in the Commitment Letter to which this Exhibit C is attached, including any other exhibits or attachments thereto.

1.            Since the date of this Commitment Letter, there has not occurred any event, change, effect, development, circumstance, state of facts, condition or occurrence that has had, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Acquisition Agreement) that is continuing.

2.            Substantially concurrently with the funding of the initial borrowings under the Incremental Term Loan Facility, the Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement in all material respects (without giving effect to any amendments, waivers or consents that are materially adverse to the interests of the Commitment Parties, without the consent of the Commitment Parties, each such consent not to be unreasonably withheld, delayed or conditioned).

3.            The Administrative Agent and the Initial Incremental Lenders shall have received a certificate dated the Closing Date in substantially the form of Exhibit M of the Credit Agreement from the chief financial officer of the Borrower certifying as to the matters set forth therein.

4.            The Specified Transaction Agreement Warranties (as defined in the Credit Agreement) shall be true and correct and the Specified Representations (as defined in the Credit Agreement) shall be true and correct in all material respects as of the Closing Date (without duplication of materiality qualifiers); provided that (x) in the case of any Specified Representation (as defined in the Credit Agreement) which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (y) if any Specified Representation (as defined in the Credit Agreement) is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such Specified Representation (as defined in the Credit Agreement) shall be true and correct in all respects.

5.            No later than three (3) Business Days in advance of the Closing Date, the Administrative Agent and each Initial Incremental Lender shall have received all documentation and other information reasonably requested by the Administrative Agent or such Initial Incremental Lender with respect to the Target, Holdings and each of their subsidiaries at least ten Business Days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. The Initial Incremental Lenders and the Administrative Agent shall have received, at least five (5) days prior to the Closing Date, a Beneficial Ownership Certification in relation to any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

6.            Concurrently with the initial funding under the Incremental Term Loan Facility, payment of all fees (including reasonable fees and expenses of legal counsel) and reasonable out-of-pocket expenses required to be paid pursuant to the Commitment Letter or the Incremental Facility Fee Letter and which are due and payable to the Commitment Parties, the Administrative Agent and the Initial Incremental Lenders on the Closing Date to the extent invoices have been received by Borrower at least three (3) Business Days prior to the Closing Date (or such later date as the Borrower may reasonably agree).

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7.            The Equity Financing shall have been consummated.

8.            Prior to, or substantially concurrently with, the funding of the initial borrowings under the Incremental Term Loan Facility, the Refinancing will be consummated.

9.            On the Closing Date, no Event of Default under Section 7.01(a), (f) or (g) of the Credit Agreement (as in effect immediately prior to the Amendment going into effect) shall have occurred and be continuing.

10.            Each Loan Party shall (i) have executed and delivered the Incremental Term Loan Facility Documentation that contains the terms set forth in the Amendment and Incremental Term Sheet and is otherwise in form and substance consistent with the Commitment Letter, (ii) use commercially reasonable endeavors to execute and deliver the security confirmation agreements and/or any supplemental security agreements in respect of the Swedish Collateral Documents (the “Swedish Security Confirmation Documents”) and the UK Collateral Documents (the “UK Security Confirmation Documents” and together with the Swedish Security Confirmation Documents, the “Security Confirmation Documents”) on or prior to the Closing Date, provided that if after using such commercially reasonable endeavors, the Security Confirmation Documents have not been executed and delivered on or prior to the Closing Date, then (x) the Swedish Security Confirmation Documents shall be executed and delivered on or prior to the date that is two (2) Business Days after the Closing Date and (y) the UK Security Confirmation Documents shall be executed and delivered on or prior to the date that is 30 days after (and excluding) the Closing Date (or, in each case, such longer period as the Administrative Agent (acting at the direction of the Required Lenders) may reasonably agree), provided that, in each case, any such documents shall be deemed (x) to be in a form and substance satisfactory to the Administrative Agent if delivered in substantially the same form as any equivalent document previously delivered to the Administrative Agent (or their respective legal advisers) prior to the Closing Date and (y) as being necessary to confirm that the Security Documents (as defined in the Credit Agreement) granted by each applicable Loan Party, continues to secure the obligations of the Loan Parties under the Amendment and the other Loan Documents, and (iii) have executed and delivered the following closing deliverables, consistent with the Credit Agreement: (a) customary certificates executed by a secretary, assistant secretary, director or other senior officer or other authorized signatory (as the case may be) regarding (A) evidence of authority, (B) charter documents (including certificates or articles of incorporation or organization or establishment or memorandum or articles of association, by-laws, operating, management, partnership or similar agreement or other equivalent thereof), (C) good standing certificates (or equivalent) from the jurisdiction of incorporation or formation (other than in the case of any UK Loan Party or any Swedish Loan Party) and (D) specimen signatures, (b) customary borrowing request and any Funding Direction Letter (as defined in the Credit Agreement), (c) customary officers’ incumbency certificates, (d) customary legal opinions with respect to the Incremental Term Loan Facility, the Amendment and the security confirmations and/or supplemental security agreements, (e) customary perfection certificate and (f) a customary officer’s closing certificate certifying as to the matters specified in paragraphs 2, 4, 7 and 9 above.

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